EXHIBIT 1.1

                        INVESCO UNIT TRUSTS, SERIES 1804

                                TRUST AGREEMENT

                            Dated: November 7, 2017

      This Trust Agreement among Invesco Capital Markets, Inc., as Depositor, The Bank of New York Mellon, as Trustee, and Invesco Investment Advisers LLC, as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Invesco Unit Trusts, Effective for Unit Investment Trusts Established On and After December 6, 2012 (Including Invesco Unit Trusts, Series 1281 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

      In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

      Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    PART II

                     SPECIAL TERMS AND CONDITIONS OF TRUST

      The following special terms and conditions are hereby agreed to:

      1. The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

      2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof referred to in Section 1.01(51) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Units outstanding" for the Trust in the "Statement of Condition" in the Prospectus.

      3. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth under "Essential Information" in the Prospectus.

      4. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth under "Essential Information" in the Prospectus.

      5. The term "Deferred Sales Charge Payment Dates" shall mean the tenth day of each month in the deferred sales charge accrual period as set forth under the applicable "Fee Table" in the Prospectus.

      6. Section 3.05(b)(i) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

      "On each Distribution Date, the Trustee shall distribute to each Unitholder of record at the close of business on the preceding Record Date an amount per Unit equal to such Unitholder's Income Distribution (as defined below) computed as of the close of business on the Record Date immediately preceding such Distribution Date. On each Distribution Date, the Trustee shall distribute to each Unitholder of record at the close of business on the preceding Record Date such Unitholder's pro rata share of the balance of the Capital Account (except for moneys on deposit therein required to purchase Contract Securities). The Trust may provide the following distribution elections: (1) distributions to be made to the address of the Unitholder as it appears on the registration books of the Trustee or (2) distributions to be made to the designated agent for any reinvestment program when, as and if available to the Unitholder through the Depositor. If no election is offered by the Depositor or if no election is specified by the Unitholder at the time of purchase of any Unit, distribution of principal and income and capital gains, if any, shall be distributed as provided in (1) above. Any election other than a deemed election as described in the preceding sentence shall be by written notice to, and in form satisfactory to, the Trustee. Once a distribution election has been chosen by the Unitholder, such election shall remain in effect until changed by the Unitholder. Such change of election may be made by notification thereof to the Trustee at any time in form satisfactory to the Trustee. A transferee of any Unit may make his distribution election in the manner as set forth above. The Trustee shall be entitled to receive in writing a notification from the Unitholder as to his or her change of address."

      7. Section 3.05(b)(ii) shall be replaced in its entirety by the following:

      "(ii) For purposes of this Section 3.05, the Unitholder's "Income Distribution" shall be equal to such Unitholder's pro rata share of the balance in the Income Account calculated on the basis of one-twelfth of the estimated annual income to the Trust for the ensuing twelve months computed as of the close of business on the Income Account Record Date immediately preceding such Income Distribution (or portion or multiple thereof for the first Income Distribution), after deduction of (1) the fees and expenses then deductible pursuant to Section 3.05(a) and (2) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to this Indenture which have accrued, as of such Income Account Record Date or are otherwise properly attributable to the period to which such Income Distribution relates.

      In the event that the amount on deposit in the Income Account is not sufficient for the payment of the amount intended to be distributed to Unitholders on the basis of the aforesaid computation, the Trustee is authorized to advance its own funds and cause to be deposited in and credited to the Income Account such amounts as may be required to permit payment of the related distribution to be made as aforesaid and shall be entitled to be reimbursed, without interest, out of income payments received by the Trust subsequent to the date of such advance. Any such advance shall be reflected in the Income Account until repaid."

      8. The Depositor's annual compensation rate described in Section 3.13 and the Supervisor's annual compensation rate described in Section 4.01 collectively shall be that amount set forth under "Supervisory, bookkeeping and administrative fees" in the "Fee Table" in the Prospectus.

      9. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.

      10. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, if the Trustee sells, redeems or otherwise liquidates Fund Shares pursuant to Section 6.02 to satisfy Unit redemptions or pursuant to
Section 7.04 to pay Trust expenses, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Fund Shares held by a Trust.

      IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

                         INVESCO CAPITAL MARKETS, INC.


                            By: /s/ JOHN F. TIERNEY
                            -----------------------
                                 Vice President



                        INVESCO INVESTMENT ADVISERS LLC


                            By: /s/ JOHN F. TIERNEY
                            -----------------------
                     Vice President and Executive Director



                          THE BANK OF NEW YORK MELLON


                           By: /s/ JOANNA YEDREYESKI
                           -------------------------
                                 Vice President




                         SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                        INVESCO UNIT TRUSTS, SERIES 1804

      [Incorporated herein by this reference and made a part hereof is the "Portfolio" schedule as set forth in the Prospectus.]